Calculation of Filing Fee Tables
Table 1: Transaction Valuation
		Proposed Maximum Aggregate Value of Transaction	Fee Rate	Amount of Filing Fee
Fees to be Paid	1	$ 8,013,428,937.09	0.0001381	$ 1,106,654.54
Fees Previously Paid
	Total Transaction Valuation:	$ 8,013,428,937.09
	Total Fees Due for Filing:			$ 1,106,654.54
	Total Fees Previously Paid:			$ 0.00
	Total Fee Offsets:			$ 1,106,609.26
	Net Fee Due:			$ 45.28
Offering Note
[1]	Proposed Maximum Aggregate Value of Transaction is estimated solely for purposes of calculating the filing fee. The transaction valuation was calculated as the sum of: (i) 75,844,579 issued and outstanding ordinary shares, nominal value euro 0.09 per share (the "Common Shares"), of Merus N.V. ("Merus"), multiplied by the offer price of $97.00 per share (the "Offer Consideration"); and (ii) the net Offer Consideration for 10,237,093 Common Shares subject to outstanding stock options ("Merus Options") with an exercise price per Common Share that is less than the Offer Consideration (which is calculated by multiplying the number of Common Shares underlying such Merus Options by $64.13, which amount corresponds to $97.00 minus the weighted average exercise price for such Merus Options of $32.87 per Common Share). Amounts are presented as of October 27, 2025, the most recent practicable date. The filing fee was calculated in accordance with Rule 0-11 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and Fee Rate Advisory for Fiscal Year 2026, effective October 1, 2025, by multiplying the transaction value by 0.00013810.

Table 2: Fee Offset Claims and Sources	☐Not Applicable
		Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Fee Paid with Fee Offset Source
Fee Offset Claims	1		Schedule TO	005-89510	10/21/2025		$ 1,106,609.26
Fee Offset Sources		Merus N.V.	Schedule TO	005-89510		10/21/2025		$ 1,106,609.26
Offset Note
[1]	Pursuant to Rule 0-11(a)(2) under the Exchange Act, the filing fee is offset by the fee previously paid with respect to the transaction under the Schedule TO-T (File No. 005-89510) filed on October 21, 2025 by by Genmab A/S and Genmab Holding II B.V.